THE GUITAMMER COMPANY

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Memorandum of Understanding between Guitammer and Scott Watters

This memorandum, dated November 16th, 2011 between The Guitammer Company "the Company", a Nevada Corporation and Scott Watters ("Watters"), an individual residing in Blacklick, Ohio is designed to set forth the outline of the agreement between both parties. Therefore, both parties agree regarding the following:

1) Services: Watters will provide advisory services to the Company. The amount of time spend by Watters on the Company's behalf will vary week to week and shall be mutually agreed upon by the Company and Watters as part of the definitive contract.

2) Term: Three months, November 1, 2011 through January 31, 2012. This agreement will renew for a period of three months based upon agreement by Watters and the Company thirty days prior to the start of a new period. Either party may cancel the agreement for the subsequent period with thirty days notice prior to the start of new period.

3) Payment: Watters will be compensated at the rate of 40,000 units [i.e. 40,000 shares of common stock and 40,000 warrants] per month under the same terms and conditions of the unit offering set forth in the Company's July 9th Private Placement Memorandum. The Company and Watters will execute the necessary paperwork for each month's compensation no later than the 15th of the current month. (I.e. November 2011's compensation paperwork is to be completed no later than November 15th.)

4) Expenses: Guitammer will reimburse Watters for all reasonable out of pocket expenses, including travel, incurred on the Company's behalf, as long as those expenses are approved in writing by the Company prior to their expenditure.

5) Employment: Watters will not be an employee of Guitammer.

6) Indemnification:

   a. Indemnification by Guitammer. Guitammer shall defend, indemnify, and hold Watters harmless from and against all damages, penalties, liabilities, costs and expenses as a result of third party claims, demands, or suits arising out of: (i) Guitammer's breach of its representations, warranties or obligations under this LOI; (ii) any violation by Guitammer of any law, rule or regulation applicable to Guitammer's business, facilities or operations; and (iii) any infringement or alleged infringement by Guitammer of any trade secret, intellectual property or proprietary right.

   b. Indemnification by Watters. Watters shall defend, indemnify, and hold Guitammer harmless from and against all damages, penalties, liabilities, costs and expenses as a result of third party claims, demands, or suits arising out of: (i) Watters' breach of its

representations, warranties or obligations under this LOI; (ii) any violation by Watters of any law, rule or regulation applicable to Watters' business, facilities or operations; and (iii) any infringement or alleged infringement by Watters of any trade secret, intellectual property or proprietary right.

c. Indemnification Procedures. The indemnification obligations set forth in this section will not apply unless the party claiming indemnification (the "Indemnified Party"): (i) notifies the other party (the "Indemnifying Party") promptly in writing of any matters in respect of which the indemnity may apply and of which the Indemnified Party has knowledge in order to allow the Indemnifying Party the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the Indemnifying Party of its obligations if and to the extent that the Indemnifying Party is prejudiced thereby; and (ii) gives the Indemnifying Party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the Indemnified Party will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the Indemnified Party's cost and expense. However, if the Indemnifying Party fails to promptly assume the defense of the claim, the Indemnified Party may assume the defense at the Indemnifying Party's cost and expense. The Indemnifying Party will not be responsible for any settlement or compromise made without its consent, unless the Indemnified Party has tendered notice and the Indemnifying Party has then refused to assume and defend the claim and it is later determined that the Indemnifying Party was liable to assume and defend the claim. The Indemnified Party agrees to cooperate in good faith with the Indemnifying Party at the request and expense of the Indemnifying Party.

7) Formal Contract: The parties agree to enter into a formal contract as soon as reasonable and Watters will take the lead in securing the appropriate contractual language he considers a requirement. Both Watters and the Company will be reasonable for only their legal fees and not the legal fees of the other party.

8) Other Matters: Both Watters and the Company agree to negotiate in good faith these and others issues as pertinent to affect a mutually agreeable definitive contract.

By: [signature]

Scott Watters

[signature]

Mark A. Luden

The Guitammer Company

Dated:

11/18/11

November 16, 2011